KINGDOM OF SAUDI ARABIA GRANTS INTERNATIONAL POWER GROUP LTD. LICENSE TO CONSTRUCT WASTE-TO-ENERGY

PLANTS IN THE KINGDOM.

Celebration, Florida, July 18, 2006 (BUSINESS WIRE) – International Power Group, Ltd. (IPWG-Pinksheets) announced today that on July 18 2006, IPWG was granted approval to commence construction of waste-to-energy plants in the Kingdom.  The license, which is renewable in 3 years terms, was concurrently issued by the following three Saudi Arabian authorities: the Director of General Administration of Assessments and Environmental Qualifications, the Director of Licensing and Technical Follow-up Administration, and the General Directors of Meteorological and Environmental Protection.

Peter Toscano, IPWG’s CEO stated “We are extremely pleased and honored to obtain the approvals from all three Saudi authorities.  We believe this approval from Saudi Arabia is an indication that our plan to have IPWG waste-to-energy plants constructed and operating throughout the world is well on its way”.  Mr. Toscano further commented, “This approval allows IPWG to fulfill its commitment to providing solutions for the Kingdom’s waste disposal, electric and water needs.”  IPWG expects to commence construction of waste-to-energy plants in Saudi Arabia by the end of 2006, in all corporation with term and conditions set forth by the Saudi government.

About International Power Group, Ltd.

International Power Group, Ltd. is a publicly traded company dedicated to providing multifaceted energy solutions in a sustainable and environmentally friendly manner.  Through its worldwide subsidiaries, the company intends to construct and operate waste-to-energy facilities that will render commercial, hazardous, organic, and toxic wastes into billable electricity and potable water.

With offices and/or subsidiaries in the United States, England and Mexico, International Power Group, Ltd. plans to contract with governments and other commercial interests for tipping fees to remove waste products that will be processed in company owned and operated waste-to-energy facilities.  As revenue is generated with the in-processing of waste and the out-processing of electricity and water, the company is uniquely positioned to profit on nearly all aspects of plant operations.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

SOURCE: International Power Group Ltd.

CONTACT:  Peter Toscano, President/CEO

( 407-566-0318

Info@i-pwg.com

www.i-pwg.com